AMERICAN PARTNERS LIFE INSURANCE COMPANY
                         APL Variable Annuity Account 1

                                POWER OF ATTORNEY


City of Minneapolis

State of Minnesota


Each of the undersigned, as a director and/or officer of American Partners Life Insurance Company (APL), on behalf of the below listed registrant previously have filed registration statements and amendments thereto pursuant to requirements of the Securities Act of 1933 and the Investment Company Act of 1940 with the Securities and Exchange Commission:

                                               1933 Act          1940 Act
                                              Reg. Number       Reg. Number
                                              -----------       -----------

APL Variable Annuity Account 1                 33-57731          811-07247
     Privileged Assets Select Annuity (PASA)

hereby constitutes and appoints Eric L. Marhoun, Timothy S. Meehan, Mary Ellyn Minenko, Eileen J. Newhouse, James M. Odland, Teresa J. Rasmussen, and H. Bernt von Ohlen or any one of them, as his or her attorney-in-fact and agent, to sign for her in her name, place and stead any and all filings, applications (including applications for exemptive relief), periodic reports, registration statements for existing or future products (with all exhibits and other documents required or desirable in connection therewith), other documents, and amendments thereto and to file such filings, applications periodic reports, registration statements, other documents, and amendments thereto with the Securities and Exchange Commission, and any necessary jurisdictions, and grants to any or all of them the full power and authority to do and perform each and every act required, necessary or appropriate in connection therewith.


Dated the 9th of April, 2002.


/s/ Eric L. Marhoun
--------------------
    Eric L. Marhoun
    Director, Vice President, Group Counsel and Assistant Secretary